Filed Pursuant to Rule 424(b)(3)
Registration Number 333-117365

PROSPECTUS

WOLVERINE TUBE, INC.
2,450,000 Shares
Common Stock

     This prospectus relates solely to the resale of up to an aggregate of 2,450,000 shares of our common stock, par value $0.01 per share, that we sold to the selling stockholders identified on pages 13 and 14 of this prospectus in a private placement that closed on June 23, 2004. The selling stockholders may sell these shares at market prices prevailing at the time of sale or at negotiated prices. The registration of the offered shares does not necessarily mean that the shares will be offered or sold by the selling stockholders.

     We will not receive any of the proceeds from the resale of the shares of our common stock being sold by the selling stockholders. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar expenses incurred in connection with the sale of these shares of our common stock.

     Our common stock currently trades on the New York Stock Exchange under the symbol “WLV.”

Investing in our common stock involves risks. See “Risk Factors"
on page 5 of this prospectus for a discussion of the material risks that you should consider before you invest in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 8, 2004.

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. When we refer to “Wolverine,” the “company,” “we” or “our” in this prospectus, we are referring to Wolverine Tube, Inc., a Delaware corporation, and all of its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) regarding our goals, beliefs, plans or current expectations, estimates or projections, taking into account the information currently available to Wolverine’s management. Forward-looking statements include all statements that do not relate solely to current or historical fact. For example, when we use such words as “anticipate,” “intend,” “expect,” “believe,” “plan,” “may,” “should,” “would” or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. All statements which address operating performance, events or developments that the company expects or anticipates will occur in the future, including statements relating to future sales, earnings, operating performance, property, plant and equipment expenditures and sources and uses of cash, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. Wolverine undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

     With respect to expectations of future earnings, operating performance, property, plant and equipment expenditures and sources and uses of cash, factors that could affect actual results include, without limitation:

•	the company’s ability to dispose of its properties held for sale and realize their carrying values;

•	the company’s ability to achieve growth rates and profit projections assumed in the valuation of its goodwill;

•	the impact of interest rates on the valuations of our pension liabilities and goodwill;

•	cyclicality, seasonality and weather conditions, which affect the sales of our products;

•	the length and magnitude of recovery from the recent economic downturn;

•	costs and cost savings related to the closing of the company’s Booneville, Mississippi facility;

•	the extent of recovery in U.S. commercial construction activity;

•	the impact of competitive factors in the company’s industry, including the effect of pricing, product line offerings and other actions taken by its competitors;

•	the company’s ability to maintain its relationships with its major customers;

•	demand for our products;

•	the company’s ability to achieve and the timeliness with which it achieves anticipated results from its capital improvement plan, cost reduction initiatives, product and process development activities, productivity and efficiency initiatives, global expansion activities, market share penetration efforts and working capital management programs;

•	the company’s significant amount of debt and the restrictive covenants contained in its debt agreements;

•	the company’s ability to service its debt and incur additional debt;

•	our potential exposure to environmental liabilities;

•	economic and political risks relating to our international operations;

•	currency risks relating to the company’s international operations and its ability to hedge these risks;

•	the company’s ability and the ability of its customers to maintain satisfactory employee relations, especially with unionized employees;

•	costs for labor and benefits including healthcare and pension costs;

•	extraordinary fluctuations in the markets and availability of raw materials and our ability to hedge the cost of raw materials effectively;

•	extraordinary fluctuations in the cost and availability of fuel and energy resources and our ability to hedge these costs;

•	risks to our competitive position from changing technology or the loss of our intellectual property;

•	business and economic risks relating to government regulations that impact our industry;

•	the mix of our geographic and product revenues;

and various other factors, many of which are beyond our ability to control or predict. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements are described under “Risk Factors” and elsewhere in this prospectus, the exhibits hereto, the documents incorporated herein by reference and other filings made from time to time by the company with the SEC.

PROSPECTUS SUMMARY

     This summary highlights information contained in this prospectus or incorporated herein by reference. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated herein by reference.

Our Company

     Wolverine is a world-class quality manufacturer of copper and copper alloy tube, fabricated and metal joining products, and copper and copper alloy rod and bar products. Our primary product focus is on custom engineered, high value-added tubular and fabricated products, which offer attractive margin opportunities. Our products enhance performance and energy efficiency in a variety of end market applications, including commercial and residential heating, ventilation, air conditioning and refrigeration (“HVAC/R”) as well as home appliances, industrial and chemical processing applications.

     Wolverine has a global business platform with manufacturing operations in the U.S., Canada, Portugal and China, and a distribution center in The Netherlands serving the European market. For the fiscal year ended December 31, 2003, our business in the U.S., Canada and other foreign countries accounted for 73%, 14% and 13% of consolidated net sales, respectively. Management believes that the company maintains the broadest product offering of any North American manufacturer of copper and copper alloy tube, which allows it to offer packaged solutions and pursue cross-selling opportunities. Our business is comprised of three operating segments:

•	Commercial Products – includes technical and industrial tube for use in commercial and residential air conditioning systems and other industrial applications, copper alloy tube, fabricated products and metal joining products;

•	Wholesale Products – includes plumbing and refrigeration service tube for use in residential and commercial construction, as well as refrigeration and air conditioning applications; and

•	Rod, Bar and Other Products – includes a broad range of copper and copper alloy solid products for use by the electrical, power generation, construction hardware and aluminum smelting industries, as well as our distribution business in Apeldoorn, The Netherlands.

     Our principal executive offices are located at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801. Our telephone number is (256) 890-0460. Our website is www.wlv.com. The information found on our website and on websites linked to it are not incorporated into or made a part of this prospectus.

Recent Developments

     On June 23, 2004, we closed on a $24.5 million private placement of 2,450,000 shares of our common stock. As described below, a substantial portion of the proceeds from the sale of the common stock has been used for the repayment of a portion of the company’s outstanding indebtedness and the remaining portion will be used for general corporate purposes. In order for the purchasers of our common stock to be legally permitted to sell their shares whenever they deem appropriate, we entered into a securities purchase agreement with each purchaser pursuant to which we agreed to prepare and file with the SEC, within 15 business days following the closing date of the private placement, a registration statement on Form S-3 with respect to the resale of the securities from time to time through open market sales or in privately negotiated transactions. We also agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until the earlier of (i) two years after the closing of the private offering, unless otherwise agreed to, (ii) the date on which all securities registered pursuant to the registration statement may be resold without restriction by the volume limitations of Rule 144(e) of the Securities Act of 1933 and (iii) the date on which all securities registered pursuant to the registration statement have been resold under the registration statement.

     A total of $21.0 million of the net proceeds from the sale of common stock were used to repurchase, on the open market, $18.6 million principal amount of our 2009 Senior Notes and to pay premiums and accrued interest. The Notes were repurchased at a weighted average of approximately 110.3% of their principal amount. This repurchase resulted in a reduction in debt of approximately $18.5 million. This reduction in debt will produce annual after tax savings of approximately $1.4 million. This savings reflects an after tax decrease in interest expense ($1.3 million) and a decrease in the amortization of deferred financing fees and bond discount related to the Notes ($0.1 million). The repurchase of the Notes will produce a one-time after tax charge to earnings of $2.0 million, approximately $400,000 ($0.03 per diluted share) of which will be recognized in the second quarter and $1.6 million ($0.11 per diluted share) of which will be recognized in the third quarter. The sale of the 2,450,000 shares of common stock would have increased the weighted average of diluted shares outstanding. Net income (loss) from continuing operations, earnings (loss) per share from continuing operations and weighted average shares outstanding are, and assuming the sale of our common stock and the use of proceeds described herein had occurred as of the beginning of the earliest period presented below, on a proforma basis would have been, as follows:

	Net income (loss) from		Earnings (loss) per diluted share
	Continuing Operations		from Continuing Operations
	As Reported	Proforma	As Reported	Proforma
Quarter ended March 30, 2003	$638	$998	$0.05	$0.07
Shares outstanding			12,398	14,848
Quarter ended June 29, 2003	$99	$459	$0.01	$0.03
Shares outstanding			12,489	14,939
Quarter ended September 28, 2003	$(31,722)	$(31,362)	$(2.58)	$(2.13)
Shares outstanding			12,279	14,729
Quarter ended December 31, 2003	$(7,999)	$(7,639)	$(0.65)	$(0.52)
Shares outstanding			12,280	14,730
Year ended December 31, 2003	$(38,984)	$(37,544)	$(3.18)	$(2.55)
Shares outstanding			12,275	14,725
Quarter ended April 4, 2004	$1,368	$1,728	$0.11	$0.12
Shares outstanding			12,534	14,984
Quarter ended July 4, 2004	$3,300	$3,660	$0.25	$0.24
Shares outstanding			13,063	15,200

The Offering

Common stock offered by the selling stockholders	The selling stockholders are offering for resale up to an aggregate of 2,450,000 shares of our common stock, par value $0.01 per share.

Common stock outstanding (1)	14,814,879

Stock options and restricted stock outstanding (2)	1,583,000

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. See “Use of Proceeds” on page 12 of this prospectus.

New York Stock Exchange Symbol	WLV

(1)	Based on the number of shares actually outstanding on August 5, 2004, and also includes the 2,450,000 shares which were issued in a private placement that closed on June 23, 2004 and which are the subject of this prospectus.

(2)	Includes all outstanding stock options and restricted stock vested and/or exercisable within 60 days of August 5, 2004.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider each of the risks described below and all other information contained in or incorporated by reference in this prospectus and in our filings with the SEC before you make an investment decision. The risks described below and in our filings with the SEC are not the only ones facing us. Additional risks not presently known, or which we currently consider immaterial, also may adversely affect us. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to this Offering

We cannot assure you that our stock price will not decline.

     The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect the company’s stock price are:

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	failure to meet analysts’ or the company’s own revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by the company or its competitors, such as acquisitions or restructurings;

•	the impact of the risks discussed herein and our ability to react effectively to those risks;

•	a change in technology that may add to manufacturing costs;

•	actions by institutional stockholders;

•	general market conditions; and

•	domestic and international economic factors unrelated to the company’s performance.

     The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, the company cannot assure you that you will be able to resell your shares at any particular price, or at all.

Provisions in our agreements, charter documents, stockholder rights plan and Delaware law may delay or prevent acquisition of the company, which could decrease the value of your shares.

     Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire the company without the consent of our board of directors. These provisions include a classified board of directors, removal of directors only for cause, and the inability of stockholders to act by written consent or to call special meetings. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between the company and any holder of 15% or more of Wolverine’s outstanding common stock. In addition, the company has adopted a stockholder rights plan that makes it more difficult for a third party to acquire it without the approval of its board of directors. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with the company’s board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

Limited trading volume of our common stock may contribute to its price volatility.

     Our common stock is traded on the New York Stock Exchange. During the year ended December 31, 2003, the average daily trading volume of the company’s common stock as reported by Bloomberg L.P. was approximately 34,000 shares. It is uncertain whether a more active trading market in the company’s common stock will develop. Also, many investment banks no longer find it profitable to provide securities research on small-cap and mid-cap companies. If analysts were to discontinue coverage of the company’s common stock, our trading volume may be further reduced. As a result, relatively small trades may have a significant impact on the market price of the company’s common stock, which could increase the volatility and depress the price of such stock.

Future sales of our common stock may cause the price of our common stock to decline.

     In the future, we may sell additional shares of our common stock in public or private offerings, and we may also issue additional shares of common stock to finance future acquisitions. Shares of our common stock are also available for future sales pursuant to stock options that we have granted to certain employees and directors, and in the future we may grant additional stock options to our employees and directors. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for shares of our common stock and could impair our ability to raise capital through future offerings.

Risks Related to Our Business

Our significant debt levels may limit our future ability to obtain additional financing and to pursue business opportunities.

     As of July 4, 2004, our total debt was $250.2 million, which represented approximately 55% of our total capitalization. We are permitted under our secured revolving credit facility and the indentures governing our outstanding notes to incur additional debt under certain circumstances.

     There are several important consequences of having significant debt levels, including the following:

•	a substantial portion of our cash from operating activities must be used to pay principal and interest on our debt and may not be available for other purposes, thereby reducing the availability of the company’s cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	the company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates may be limited;

•	adverse economic or industry conditions are more likely to have a negative effect on our business;

•	the company may be at a competitive disadvantage to its competitors that have relatively less indebtedness;

•	the company’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited;

•	the company’s ability to make acquisitions, develop new technologies and products and take advantage of significant business opportunities may be negatively affected; and

•	the need to use cash from operating activities to service and pay its debt and for operating expenses may limit or impair our future ability to pay dividends, if any, on our common stock.

We may not be able to satisfy our debt obligations.

     The company’s ability to pay the required interest and principal payments on its debt depends on the future performance of its business. The performance of our business is subject to general economic conditions and other financial and business factors, many of which are beyond the company’s control. Accordingly, our business may not generate sufficient cash flow from operations, the company may not realize its currently anticipated revenues and operating performance and future borrowings may not be available to the company in an amount sufficient to enable it to pay its debt, or to fund its other liquidity needs.

     If we are unable to meet our debt service obligations or fund other liquidity needs, the company could be forced to restructure or refinance its indebtedness, seek additional equity capital or sell assets. The company cannot assure you that it will be able to accomplish those actions on satisfactory terms, or at all.

Despite our significant debt levels, we and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks described above.

     Wolverine and its subsidiaries may be able to incur substantial additional indebtedness in the future. Although the credit agreement governing our secured revolving credit facility and indentures governing our outstanding notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. The credit agreement governing our secured revolving credit facility permits us to borrow up to $37.5 million (subject to a $2.0 million excess availability and a $10.0 million gross availability requirement) so long as the company meets certain accounts receivable and inventory levels and complies with financial and operating covenants. Further, although the covenants in the credit agreement generally prohibit us from incurring additional indebtedness, the limited exceptions to this restriction would permit the company to incur specific types of indebtedness, for example, up to $2.5 million in purchase money indebtedness to finance the purchase of fixed assets. The credit agreement also contains a general exception to this restriction for the incurrence of up to $5.0 million in additional unsecured debt under certain conditions. The covenants contained in the indenture governing our 10 1/2% notes do not limit the additional indebtedness we may incur so long as we have met the required coverage ratio, which generally measures our ability to cover our ongoing debt service obligations with our earnings, and no default has occurred nor is it continuing. These restrictions do not prevent the company from incurring obligations that do not constitute indebtedness. To the extent new debt is added to Wolverine’s and its subsidiaries’ currently anticipated debt levels, the substantial leverage risks described above would increase.

Our inability to comply with the debt covenants contained in the indentures for our outstanding notes and in our other debt agreements, including our secured revolving credit facility, could lead to an acceleration of our debt and possibly bankruptcy.

     The indentures for our outstanding notes and our agreement governing the secured revolving credit facility contain a number of significant covenants that limit our ability to:

•	incur other indebtedness;

•	engage in transactions with affiliates;

•	incur liens;

•	make certain restricted payments;

•	enter into certain business combinations and asset sale transactions; and

•	make investments.

     These restrictions could limit our ability to undertake future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our secured revolving credit facility also contains covenants that require the company to meet certain financial tests. Changes in economic or business conditions, results of operations or other factors could make Wolverine unable to comply with these covenants and cause the company to default under its debt agreements. A default, if not waived by our lender, could result in acceleration of our debt and possibly bankruptcy. Since March of 2002 when the company’s credit facility was entered into, we and our creditors have amended the credit facility four times to alter certain financial tests that the company must satisfy, and the company has also obtained waivers from time to time from the creditors under this facility to waive compliance with certain performance covenants contained in the credit facility.

We rely on certain industries that are subject to cyclical and seasonal demand, and our business is subject to certain global conditions, which can adversely affect our sales volumes and profitability.

     Our operations are affected by changes in demand in our customers’ markets. Any significant downturn in the company’s customers’ businesses or in global economic conditions could result in a reduction in demand for our products and could reduce our revenue. The company’s business is affected by general economic conditions and other factors worldwide, including fluctuations in interest rates, customer demand, labor costs and other factors beyond our control. The demand for our customers’ products and, therefore, our products, is directly affected by such fluctuations.

     Demand for our products, particularly our wholesale products, is cyclical and is significantly affected by changes in general economic conditions that affect our customers’ markets. These conditions include the level of economic growth, employment levels, financing availability, interest rates, consumer confidence, housing demand and construction activity. Decreases in demand for our products resulting from these conditions can reduce the prices the company receives for its products, unit sales volumes and gross profit.

     In addition, demand in certain of the industries to which the company sells its products, including the residential air conditioning industry, and to a lesser extent, the commercial air conditioning industry, is seasonal. Our sales to the residential air conditioning industry are generally greater in the first and second quarters of the year and lower in the third and fourth quarters due to our customers’ increase of inventory in anticipation of summer air conditioning sales and housing starts. The company’s sales to the residential air conditioning industry also decrease in years with unseasonably cool summers.

The recent conflict in Iraq and any future armed conflict or terrorist activities may cause the economic conditions in the U.S. or abroad to deteriorate, which could harm our business.

     The U.S. and other countries recently engaged in a war in Iraq and military personal are still engaged in that country. The duration and outcome of these activities are unknown. Continued occupation of Iraq, future terrorist attacks against U.S. targets, rumor or threats of war, additional conflicts involving the U.S. or its allies or trade disruptions may impact our operations or cause general economic conditions in the U.S. and abroad to deteriorate. A prolonged economic slowdown or recession in the U.S. or in other areas of the world could reduce the demand for our products and, therefore, negatively affect our future sales and profits. Any of these events could have a significant impact on our business, financial condition or results of operations and may result in the volatility of the market price for our common stock and other securities.

We face significant competition in many cases from competitors that are larger than us and that have manufacturing and financial resources greater than ours.

     We face significant competition in each of our product lines. We have numerous competitors, some of which are larger than us and have greater financial resources. We may not be able to compete successfully and competition may have a negative effect on the company’s business, operating results or financial condition by reducing volume of products sold and/or selling prices and accordingly reducing revenues and profits and depleting capital. Minimal product differentiation among competitors in the company’s wholesale and rod and bar product lines creates a pricing structure where customers differentiate between products almost exclusively on price. In these product areas, certain of our competitors have significantly larger market shares than the company has and tend to be the industry pricing leaders. If our competitors in these product lines were to significantly reduce prices, the company’s unit sales and profit margins could be reduced. We currently face limited competition for certain of our higher value-added commercial products that have higher profit margins. If other companies or some of the company’s existing competitors begin or expand operations in these product categories, our sales of these higher margin products could fall and our profitability could be reduced or eliminated.

     For certain of the company’s higher value-added commercial products, which have higher margins, we compete primarily on the basis of technical advantages of these products. Technical improvements by competitors could reduce our advantage in these product lines and thereby reduce our revenue. The company could also be adversely affected if new technologies emerge in the air conditioning, refrigeration or other consumer industries that reduce or eliminate the need for copper and copper alloy tube, fabricated products and metal joining products. Certain of our products, such as plumbing tube, compete with products made of alternative substances, such as polybutylene plastic. A substantial increase in the price of copper could decrease the relative attractiveness of copper products in cases where an alternative exists and thereby reduce our revenue.

The loss of any of our major customers could adversely affect our revenues and financial health.

     In 2002 and 2003, our 10 largest customers accounted for approximately 47% and 46%, respectively, of our consolidated net sales. If we were to lose any of our relationships with these customers, our revenues and profitability could fall.

We have experienced net losses in recent periods and we may experience net losses in the future.

     We have experienced net losses in the past, experienced a net loss of approximately $40 million in 2003, and may experience net losses in the future. Competitive price pressure, cyclical demand for our products and an economic downturn in the industries the company serves, among other factors, can have a material adverse effect on the prices we receive for our products, unit sales volumes and gross profit. These factors may in turn reduce the company’s cash flow and operating results in future periods. If we are unable to generate positive cash flow in the future, the company may not be able to make payments on its debt obligations.

Currency fluctuations may place us at a competitive disadvantage and reduce our revenue.

     Our manufacturing costs, profit margins and competitive position may be affected by the strength of the currencies in countries where our products are manufactured relative to the strength of the currencies in the countries where our products are sold. The company currently has significant manufacturing operations in Canada. For the fiscal year ended December 31, 2003, the company’s Canadian operations accounted for 14% of consolidated net sales. If the Canadian dollar strengthens materially against the United States dollar, the company’s Canadian operations could be subject to increased competition from United States suppliers, which could reduce our revenue from operations.

Our international operations expose us to numerous risks.

     We have significant manufacturing or sales operations in Canada, China, The Netherlands and Portugal. In 2003, foreign operations represented 27% of our consolidated net sales. We are subject to the risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. In addition to currency fluctuations, these risks include:

•	economic downturns;

•	changes in governmental policy or regulation;

•	restrictions on the transfer of funds into or out of the country;

•	import and export duties and quotas;

•	domestic and foreign customs and tariffs;

•	different regimes controlling the protection of our intellectual property;

•	international incidents;

•	military outbreaks;

•	government instability;

•	nationalization of foreign assets; and

•	government protectionism.

     We intend to continue to evaluate opportunities to establish new manufacturing and sales operations outside the United States. One or more of the foregoing factors could impair the company’s current or future international operations and, as a result, harm our overall business.

Our controls over financial reporting may be insufficient to detect in a timely manner misstatements that could occur in our financials in amounts that may be material.

     Section 404 of the Sarbanes Oxley Act of 2002 requires that we evaluate and report on our systems of internal controls beginning with the Annual Report filed on form 10-K. In addition, the independent auditors must report on management’s evaluation of those controls. The company is in the process of documenting and testing its system of internal controls to provide the basis for its report. However, at this time, due to the ongoing evaluation and testing of the company’s internal controls, we cannot assure you that there may not be reportable conditions or material weaknesses that would be required to be reported.

We, and some of our major customers, have unionized employees and we could be adversely affected by labor disputes affecting us or our major customers.

     Some of our employees and some employees of our major customers are unionized. At December 31, 2003, approximately 10% of our employees were unionized. Our unionized employees are hourly workers located at our Montreal facility where various copper and copper alloy tube products and substantially all of our rod and bar products are manufactured. The current collective bargaining agreement with the union representing these employees expires on March 23, 2005 and should the parties not enter into a new agreement, actions such as a strike or lock-out are possible and could impair our production capabilities or otherwise negatively affect the company’s business. Additionally, in April 2003, the maintenance workers at the company’s Shawnee, Oklahoma facility voted to be represented by a union. There are approximately 35 employees in this bargaining unit and, as of the date hereof, the parties have not reached a first contract. Actions such as a strike or lock-out are possible due to this labor situation and such actions could impair our production capabilities or otherwise negatively affect our business. A dispute between the company and its employees, or between any one of the company’s major customers and that customer’s employees could have a material adverse effect on the company’s ability to manufacture and sell its products.

We may engage in acquisitions that could increase our debt and, if any acquisitions are not successfully integrated with our business, could increase costs, divert management’s attention, disrupt existing business relationships and have a negative impact on our results of operations.

     We may engage in strategic acquisitions in the future. However, we cannot assure you that attractive acquisitions will be available to the company at reasonable prices. In addition, to facilitate future acquisitions, we may take actions that could have a detrimental effect on our results of operations including:

•	the incurrence of substantial debt;

•	increased depreciation and amortization expense;

•	increased interest expense; or

•	decreased operating income.

     Acquisitions also entail numerous business risks, including:

•	difficulties in assimilating acquired businesses;

•	unanticipated costs, including the assumption of environmental liabilities, that could materially adversely affect the company’s results of operations;

•	diversion of management’s attention from other business concerns;

•	negative effects on existing business relationships with suppliers and customers; and

•	risks of entering markets in which we have no or limited prior experience.

     In addition, we may engage in divestitures that could have a negative impact on earnings. We could divest one or more of our plants or operations in the future that may require a restructuring of operations or reduce revenues.

We could incur significant costs, including remediation costs, as a result of complying with environmental laws.

     Our facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, provincial and local authorities in the United States, Canada, China and Portugal relating to the protection of the environment and human health and safety, including those governing emissions to air, discharges to waterways and the generation, handling, storage, transportation, treatment and disposal of, and exposure to, hazardous materials. We could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws. We have incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by us (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the sites at which we disposed of hazardous substances. The company has established a reserve with respect to certain presently estimated environmental remediation costs. This reserve may not be adequate to cover the ultimate costs of these liabilities (or ones that may be identified in the future) and the discovery of additional contaminants or the imposition of additional cleanup obligations could result in significant costs. In addition, the company expects that future regulations, and changes in the text or interpretation of existing regulations, may subject it to increasingly stringent standards. Compliance with such requirements may make it necessary, at costs which may be substantial, for us to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes or take other steps.

Our profitability is subject to the volatility of markets for raw materials, primarily copper, and our ability to pass on to our customers any increased costs for copper raw materials.

     Our profitability depends upon the margin between the cost to the company of copper raw materials, our fabrication costs associated with transforming the metal, the selling price of our copper based products and the overall supply of copper and other raw materials. Prices for copper raw material are subject to cyclical price fluctuations. While it is the company’s intention to base the selling prices of its products upon the associated raw materials costs to it at the time of sale of its finished products or as set by its purchases for forward delivery or hedging with futures and options contracts, there can be no assurance that we will be able to pass all increases in copper costs, and ancillary acquisition costs associated with taking possession of the metal, through to our customers. Significant increases in the price of copper, if not offset by product price increases, or the inability to obtain copper or other needed raw materials, would have a material adverse effect on our consolidated financial condition, results of operations or cash flows. In addition, certain of our copper products compete with products made of alternative substances, such as polybutylene plastic. A substantial increase in the price of copper could decrease the relative attractiveness of our copper products, particularly our wholesale products, in cases where an alternative exists and thereby adversely affect our sales volumes and results of operations.

Our competitive advantage could be reduced if our intellectual property becomes known by our competitors or if technological changes reduce our customers’ need for our products.

     We own a number of trademarks and patents (in the United States and other jurisdictions) on our products and related manufacturing processes and we have granted licenses with respect to some of our trademarks and patents. In addition to trademark and patent protection, we rely on trade secrets, proprietary know-how and technological advances that we seek to protect. If the company’s intellectual property is not properly protected or is independently discovered by others or otherwise becomes known, the company’s protection against competitive products could be diminished. Because we compete primarily on the basis of these technical advantages of our commercial products, technical improvements by our competitors could reduce our competitive advantage in these product lines and thereby reduce our unit sales and profits per unit. In addition, the development of new technologies in the air conditioning, refrigeration or other consumer industries, including technologies developed in response to the elimination of CFCs and certain refrigerants, could reduce or eliminate the need for copper and copper alloy based products and thereby reduce the company’s sales volumes and have a negative impact on our operating results.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we filed with the SEC and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Wolverine, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

     We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. The Exchange Act file number for our SEC filings is 001-12164. Our filings, including the registration statement, are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our common stock is listed on the New

York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about Wolverine and our common stock:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed March 12, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarter ended July 4, 2004, filed August 13, 2004, and for the quarter ended April 4, 2004, filed May 12, 2004;

•	Our Proxy Statement on Schedule 14A, dated April 15, 2004;

•	Our Current Reports on Form 8-K, dated August 23, 2004, July 29, 2004, June 24, 2004, April 27, 2004, April 6, 2004 and February 19, 2004 and on Form 8-K/A, dated August 25, 2004; and

•	The description of our common stock included in the Registration Statement on Form 8-A, filed July 7, 1993 (which incorporates by reference the description of our common stock set forth under the heading “Description of Capital Stock” in the Registration Statement on Form S-1 (Registration No. 33-65148) with an effective date of August 12, 1993, including amendments thereto), as supplemented by the rights registered in the Registration Statement on Form 8-A, filed February 22, 1996.

     We incorporate by reference into this registration statement any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. This means that we can disclose important business, financial and other information in this registration statement by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this registration statement, unless and until that information is updated and superseded by the information contained in this registration statement or any information later incorporated. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this registration statement. We will provide without charge to each person, including a beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Investor Relations, Wolverine Tube, Inc., 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801, (256) 890-0460.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

USE OF PROCEEDS

     This prospectus relates to the resale of our common stock by the selling stockholders named herein. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders.

     Net proceeds to the company from the sale of 2,450,000 shares of common stock to the purchasers thereof (the selling stockholders herein) in a private placement that closed on June 23, 2004 were approximately $22.9 million. Approximately $21.0 million of the net proceeds from the sale of common stock were used to repurchase, on the open market, our 2009 Senior Notes. The remaining proceeds from such sale will be used for general corporate purposes.

SELLING STOCKHOLDERS

     We issued the 2,450,000 shares of our common stock offered by this prospectus to the selling stockholders, set forth in the table below, in a private placement that closed on June 23, 2004. We are registering the shares of our common stock offered by this prospectus on behalf of such selling stockholders. The selling stockholders may from time to time offer and sell pursuant to this prospectus and one or more prospectus supplements any or all of the shares of our common stock being registered.

     The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock acquired as of June 23, 2004 by each selling stockholder. The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our common stock that each selling stockholder may offer under this prospectus. The number of shares in the column “Shares Owned after Offering” assumes that each selling stockholder sells all of its shares of our common stock offered by this prospectus. The selling stockholders may sell some, all or none of their shares of our common stock. We do not know how long the selling stockholders will hold the shares of our common stock before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares of our common stock. None of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates in the past three years other than through the ownership of our common stock. The information in the table below is current only as of the date of this prospectus.

     Except as otherwise indicated in the footnotes below, we believe that each of the selling stockholders named in the following table has sole voting and investment power over the shares of our common stock indicated. Applicable percentages are based on 14,814,879 shares of our common stock outstanding on August 5, 2004, which includes the 2,450,000 shares sold in the private placement that closed on June 23, 2004.

	Number of Shares Owned		Number of Shares	Shares Owned after
Name of Stockholder	prior to Offering		being Offered	Offering
	Number	Percentage	Number	Number	Percentage
Deephaven Small Cap Growth Fund LLC (1)	100,000	*	100,000	0	*
Silver Oak Investments, Inc. (2)	75,000	*	75,000	0	*
Prism Partners I, L.P. (3)	62,500	*	62,500	0	*
Prism Partners II Offshore Fund (4)	62,500	*	62,500	0	*
MEMBERS Mutual Funds, Mid-Cap Fund (5)	9,000	*	9,000	0	*
Nazareth Literary & Benevolent (5)	14,100	*	14,100	0	*
WTC-CTF Small Cap Value (5)	23,700	*	23,700	0	*
Ultra Series Fund: Mid-Cap Stock Fund (5)	27,500	*	27,500	0	*
WTC-CIF Small Cap Value Portfolio (5)	30,700	*	30,700	0	*
J.M. Huber Corporation Profit Sharing and Retirement Plans (5)	30,700	*	30,700	0	*

	Number of Shares Owned		Number of Shares	Shares Owned after
Name of Stockholder	prior to Offering		being Offered	Offering
	Number	Percentage	Number	Number	Percentage
USAA Small Cap Stock Fund (6)	89,100	*	89,100	0	*
Diversified Investment Advisors Special Equity Fund (5)	175,200	1.18	175,200	0	*
Delta Pleiades, LP (7)	55,000	*	55,000	0	*
Delta Onshore, LP (8)	58,000	*	58,000	0	*
Delta Institutional, LP (9)	314,000	2.12	314,000	0	*
Delta Offshore, Ltd. (10)	323,000	2.18	323,000	0	*
Fidelity NorthStar Fund (11)	654,419	4.42	654,419	0	*
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund (11)	1,476,481	9.97	345,581	1,130,900	7.63

*	Represents less than one percent.

(1)	The registrant has been advised that Deephaven Small Cap Growth Fund LLC is an indirect subsidiary of Knight Trading Group, Inc., a reporting company under the Securities Exchange Act of 1934. Colin Smith, in his capacity as the sole director of Deephaven Private Placement Trading Ltd. (the sole member of Deephaven Small Cap Growth Fund LLC), exercises sole voting and investment control over the shares of common stock held by the selling stockholder. The registrant has been further advised that Deephaven Small Cap Growth Fund LLC is affiliated with one or more broker-dealers, that the registrant’s common stock was purchased by the selling stockholder to be resold in the ordinary course of business and that there were no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase.

(2)	The registrant has been advised that Murray Todd, in his capacity as the Chairman of the Board of Directors of Silver Oak Investments, Inc., has sole voting control and investment discretion over the shares of common stock held by Silver Oak Investments, Inc.

(3)	The registrant has been advised that Weintraub Capital Management LLC, San Francisco, California (“Weintraub Capital”), is the investment manager for Prism Partners I, L.P. Jerald M. Weintraub, in his capacity as manager of Weintraub Capital, maintains sole voting control and investment discretion over the shares of common stock held by Prism Partners I, L.P.

(4)	The registrant has been advised that Weintraub Capital is the investment manager for Prism Partners II Offshore Fund. Jerald M. Weintraub, in his capacity as manager of Weintraub Capital, maintains sole voting control and investment discretion over the shares of common stock held by Prism Partners II Offshore Fund.

(5)	The registrant has been advised that Wellington Management Company, LLP, Boston, Massachusetts (“Wellington Management”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, in its capacity as investment adviser for MEMBERS Mutual Funds, Mid-Cap Fund, Nazareth Literary & Benevolent, WTC-CTF Small Cap Value, Ultra Series Fund: Mid-Cap Stock Fund, WTC-CIF Small Cap Value Portfolio, J.M. Huber Corporation Profit Sharing and Retirement Plans and Diversified Investment Advisors Special Equity Fund (collectively, the “Wellington Investors”), may be deemed to have beneficial ownership of 310,900 shares of common stock held by the Wellington Investors. Wellington Management has shared investment discretion and shared voting control over the 310,900 shares pursuant to the investment management agreements entered into by and between Wellington Management and each Wellington Investor.

(6)	The registrant has been advised that Wellington Management, in its capacity as sub-adviser to USAA Small Cap Stock Fund (“USAA”), a registered investment fund under the Investment Company Act of 1940, as amended, may be deemed to have beneficial ownership of 89,100 shares of common stock held by USAA. Wellington Management has shared investment discretion over the 89,100 shares pursuant to the investment management agreement entered into by and between Wellington Management and USAA. USAA retains sole voting control over the shares.

(7)	The registrant has been advised that Trafelet & Company, LLC, New York, New York (“Trafelet & Company”), is the investment manager for Delta Pleiades, LP. Remy W. Trafelet, the sole managing member of Trafelet & Company, has sole voting control and investment discretion over the shares of common stock held by Delta Pleiades, LP.

(8)	The registrant has been advised that Trafelet & Company is the investment manager for Delta Onshore, LP. Remy W. Trafelet, the sole managing member of Trafelet & Company, has sole voting control and investment discretion over the shares of common stock held by Delta Onshore, LP.

(9)	The registrant has been advised that Trafelet & Company is the investment manager for Delta Institutional, LP. Remy W. Trafelet, the sole managing member of Trafelet & Company, has sole voting control and investment discretion over the shares of common stock held by Delta Institutional, LP.

(10)	The registrant has been advised that Trafelet & Company is the investment manager for Delta Offshore, Ltd. Remy W. Trafelet, the sole managing member of Trafelet & Company, has sole voting control and investment discretion over the shares of common stock held by Delta Offshore, Ltd.

(11)	The registrant has been advised that Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. The registrant has been further advised that Fidelity NorthStar Fund is an Ontario Mutual Fund Trust. Its trustee and manager is Fidelity Investments Canada Limited (“FICL”). FICL is advised by FMR Co. FMR Corp. is the indirect parent of FMR Co. FMR Co. maintains sole voting and investment control over the shares of common stock held by both Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund and Fidelity NorthStar Fund. Shares held by the selling stockholders may also be deemed to be beneficially owned by FMR Co. and FMR Corp. The aggregate number of shares of common stock held by all selling stockholders advised by FMR Co. is 2,130,900. Neither FMR Co. nor FMR Corp. beneficially owns any other shares of the registrant’s common stock. The registrant has also been advised that Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund and Fidelity NorthStar Fund are each affiliated with one or more broker-dealers, that the registrant’s common stock was purchased to be resold in the ordinary course of business and that there were no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase.

PLAN OF DISTRIBUTION

     The selling stockholders may resell or redistribute the shares of common stock listed elsewhere in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive securities from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. We will file a prospectus supplement to name any successors to any selling stockholders who are able to use this prospectus to resell the securities. Selling stockholders may sell the shares of common stock by one or more of the following methods, without limitation:

•	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares are listed or to or through a market maker other than on that stock exchange;

•	privately negotiated transactions, directly or through agents;

•	short sales;

•	through the writing of options on the shares, whether the options are listed on an options exchange or otherwise;

•	through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings;

•	agreements between a broker or dealer and one or more of the selling stockholders to sell a specified number of the shares at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

     The selling stockholders may also transfer the shares of common stock by gift. We do not know of any current arrangements by the selling stockholders for the sale or distribution of any of the shares.

     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

     The selling stockholders and other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     We have agreed to indemnify the selling stockholders and their respective affiliates against specified liabilities, including liabilities under the federal securities laws. The selling stockholders have agreed to indemnify the company, any person who controls the company within the meaning of Section 15 of the Securities Act of 1933, as amended, and certain officers and directors of the company against specified liabilities, including liabilities under the federal securities laws arising from information provided by the selling stockholder for use herein. The selling stockholders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the shares against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares.

     The shares offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We have agreed to register the shares under the Securities Act of 1933, and to maintain the effectiveness of this registration statement of which this prospectus is a part until the earlier of (i) June 23, 2006 (the second anniversary of the closing date of the private placement of the shares offered hereby), unless otherwise agreed to, (ii) the date upon which the selling stockholder may sell all of shares then held without restriction by the volume limitations of Rule 144(e) of the Securities Act of 1933, or (iii) such time as all shares offered by the selling stockholders have been sold. The selling stockholders may sell all, some or none of the shares offered by this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares, excluding underwriting discounts, concessions, commissions or fees of the selling stockholders.

     We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

     We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby.

     We will supply the selling stockholders and any stock exchange upon which the shares are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth the following:

•	the aggregate number of shares to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

     If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

LEGAL MATTERS

     The validity of the shares of our common stock offered by this prospectus has been passed upon for us by Balch & Bingham LLP, Birmingham, Alabama.

EXPERTS

     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

WOLVERINE TUBE, INC.
2,450,000 Shares
Common Stock

PROSPECTUS

September 8, 2004